Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kitov Pharma Ltd.

We consent to the incorporation by reference in registration statements No. 333-207117, No. 333-211477, No. 333-215037 and No. 333-226195 on Form F-3 and registration statements No. 333-211478 and 333-218538 on Form S-8 of Kitov Pharma Ltd. of our report dated March 25, 2019, with respect to the consolidated statements of financial position of Kitov Pharma Ltd. and its subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 Annual Report on Form 20-F of Kitov Pharma Ltd.

Our report refers to a change in the Company’s method of accounting for revenue recognition as of January 1, 2018, due to the adoption of International Financial Reporting Standard No. 15 Revenue from Contracts with Customers.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

March 25, 2019